Exhibit 10.5

SETTLEMENT AGREEMENT AND FULL RELEASE
This Settlement Agreement and Full Release (the “Agreement”), dated as of October 16, 2018 is by and between Joseph A. Davila (“Executive”) and Altisource S.à r.l., with registered offices at 40, avenue Monterey, L-2163 Luxembourg and registered at the Luxembourg Trade and Companies Register under number B.147.268 (the “Company” and, together with any successor entities, parent companies, subsidiaries and affiliates, including Altisource Portfolio Solutions S.A., “Altisource”) (the “Parties”).
Whereas:
•Executive is employed by the Company by virtue of an employment contract dated June 17, 2011 with a Commencement Date of July 28, 2011 (the “Employment Contract”);
•By hand-delivered letter dated October 16, 2018 (the “Notice Date”), Executive resigned, with notice;
•On October 16, 2018, a meeting between Executive and the Company was held;
•Executive and the Company wish to settle immediately and definitely any dispute between Executive and Altisource particularly in respect of Executive’s employment and resignation.
In consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
1.The Parties acknowledge that Executive’s employment with the Company will end at midnight on December 14, 2018 (the “Separation Date”), as mutually agreed between the parties. Except for any consideration set forth in paragraph 4, base salary owed through the Separation Date and unused annual leave for 2018 (if any), Executive acknowledges that he has been paid all compensation and benefits due to him and waives any right to additional compensation or consideration whatsoever.
2.Executive agrees that he will:
(i)     exercise his functions in a competent, professional and cooperative manner for time worked through the Separation Date (or earlier date mutually agreed to with the Company);
(ii)     cooperate fully with and ensure the transition of his responsibilities in a professional manner, including, without limitation, by (a) assisting, and provided information to, William Shepro, or any of his designees, in connection with the transition and (b) delivering to Mr. Shepro, or his designee, on or before November 15, 2018, a comprehensive transition memorandum setting forth a detailed description of all of his duties and responsibilities and to update the memorandum with any changes requested by Mr. Shepro (or his designee) on or before November 30, 2018; and
(iii)    ensure the identification and location of all files and materials, electronic or otherwise, necessary for the completion of his duties and responsibilities.

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3.Executive shall not, individually or in concert with one or more persons, at any time or by any means whatsoever, directly or indirectly, disclose, communicate, make public, declare, transmit, convey, communicate, verbalize or publicize in any manner, to any entity or person, any problems, issues, complaints, concerns, disputes, disagreements, conflicts, controversies or differences of opinion, actual or perceived, Executive has, had or may have with Protected Persons (defined below), any information of a confidential nature with regard to the Protected Persons, or the operations, policies, decisions, practices, filings, disclosures, business conduct or culture of the Protected Persons. Executive shall not, individually or in concert with one or more persons, at any time or by any means whatsoever, directly or indirectly, make any disclosure, communication, declaration, transmission, verbalization or publication to any entity or person or take any action which is intended or could reasonably be expected to: (i) harm, disparage or impugn the character, honesty, integrity of business acumen, reputation, standing, names, marks or status of any Protected Persons, or (ii) lead to unwanted publicity for any Protected Persons. Notwithstanding the foregoing, nothing in this paragraph or elsewhere in this Agreement shall prohibit Executive from making any statement or disclosure required by law. Prior to making any required disclosure, Executive shall provide the Altisource Chief Legal and Compliance Officer with written notice of the specific anticipated statement or disclosure no less than five (5) days prior to making such statement or disclosure, and shall cooperate with Altisource in objecting to and in making such statement or disclosure (or refraining from making such anticipated statement or disclosure until able to satisfactorily resolve such objections in Altisource’s sole discretion). None of the foregoing restrictions shall apply to communications between Executive and his attorney and/or immediate family. Executive shall be responsible for assuring that his family and his attorney comply with the commitments of this paragraph. A breach by Executive’s family or his attorney will be considered a breach by Executive.
The term “Protected Persons” shall mean Altisource, its contractors, vendors, or clients, and the employees, officers, managers, directors and shareholders, past or present, of the foregoing.
4.Following the execution of this Agreement by both Parties and contingent upon the Company’s receipt of the executed Agreement, Executive’s compliance with paragraphs 2 and 3 of the present Agreement and the expiration of the revocation period referred to in paragraph 18 (collectively, the “Conditions”), the Company shall (in each case subject to applicable withholdings):
(i)Pay Executive the sum of One Hundred and Seventy-One Thousand Two Hundred Euros (€171,200.00), as severance, subject to applicable withholding taxes on the applicable portion pursuant to article 115 of the amended law of 4 December 1967 on income taxation. Executive shall support any risks in relation to the tax release regime, which shall be payable in Euros within fourteen (14) days of the Separation Date, provided that Executive has successfully completed his transition and all Conditions are met;
(ii)Pay Executive the sum of One Hundred and Fourteen Thousand One Hundred and Thirty-Two Euros (€114,132.00), equal to four months’ base salary, pursuant to Article 9(c) of Executive’s Employment Contract, in consideration for Executive’s non-competition obligations, which are set forth in Article 9 of the Employment Contract and incorporated herein by reference, which shall be payable in Euros within fourteen (14) days of the Separation Date, provided that Executive has successfully completed his transition and all Conditions are met;

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(iii)Pay Executive the sum of Two Hundred and Forty-Five Thousand U.S. Dollars ($245,000) as payment for his 2018 incentive compensation (70% of Executive’s incentive target amount), payable within fourteen (14) days of the Separation Date (in United States Dollars or converted to Euros at the then-current exchange rate, in Executive’s discretion), provided that Executive has successfully completed his transition and all Conditions are met;
(iv)Provided that Executive relocates no later than March 31, 2019, pay Executive or reimburse Executive for Executive’s reasonable relocation costs back to the United States that are actually incurred, which shall be limited to (a) one-way business class airfare to the United States for Executive and his spouse; (b) the packing, moving and unpacking of household goods to the United States (which shall be limited to one cargo container of up to 40 feet, excluding items referenced in this paragraph 4(iv)(c)-(e) below) and storage for such household goods in the United States for up to six (6) months; (c) the transport of up to two (2) vehicles; (d) the shipment of an air pallet to the United States for valuable households goods or goods needed in the short-term in the United States; and (e) and such other miscellaneous relocation expenses pre-approved by a Manager of the Company;
(v)Provide (a) tax preparation and, if applicable, tax equalization, for tax year 2018, consistent with past practice and (b) to the extent Executive incurs tax obligations in tax year 2019, tax preparation and, if applicable, tax equalization, for tax year 2019, but in all cases only with respect to tax obligations incurred as a result of working for the Company in Luxembourg; and
(vi)Notwithstanding Executive’s resignation and the terms of the applicable equity award agreements, the treatment of Executive’s outstanding equity of Altisource Portfolio Solutions S.A. (“ASPS”) will be as follows:
a.    Following the Separation Date and for a period of 6 months thereafter, Executive will be allowed to retain and exercise (subject to any trading restrictions pursuant to Altisource policies and/or applicable securities laws), all stock options that are vested as of the Separation Date. For the avoidance of doubt, this shall include (a) options that are vested as of the date of this Agreement (currently: 6,700 vested stock options under Executive’s April 15, 2015 Non-Qualified Stock Option Award Agreement, 4,688 vested time-based stock options under Executive’s November 11, 2014 Non-Qualified Stock Option Award Agreement, 1,875 vested stock options under Executive’s May 15, 2014 Non-Qualified Stock Option Award Agreement, 1,875 vested stock options under Executive’s May 15, 2013 Non-Qualified Stock Option Award Agreement and 25,000 vested stock options under Executive’s July 28, 2011 Non-Qualified Stock Option Award Agreement) and (b) stock options that may vest between the date of this Agreement and the Separation Date pursuant to the terms of the applicable award agreements, in each case except where such vested options have been earlier terminated by Executive pursuant to exercise;
b.    With respect to market-based stock options granted pursuant to Executive’s July 27, 2017 Non-Qualified Stock Option Award Agreement and November 11, 2014 Non-Qualified Stock Option Award Agreement that are unvested as of the Separation Date, if the respective market criteria for such options have been satisfied on or prior to the 90 day anniversary of the Separation Date, such options will vest according to the schedule set forth in the applicable award agreement and such vested options shall be exercisable through the later to occur of (i) the 6 month anniversary of the date such option vests,

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or (ii) the 6 month anniversary of the Separation Date (for the avoidance of doubt, if the respective performance-based criteria are not achieved within 90 days of the Separation Date, the corresponding options shall immediately terminate);
c.    With respect to the performance-based stock options granted pursuant to Executive’s April 7, 2017 Non-Qualified Stock Option Award Agreement that are unvested as of the Separation Date, if the Service Revenue Target (as defined in Section 10 of the award agreement) is satisfied on or prior to the ninety (90) day anniversary of the Separation Date, such options will vest in an amount equal to one hundred and fifty percent (150%) of Executive’s Target Amount (as defined in Exhibit A of Executive’s award agreement) on the anniversary of the April 7, 2017 grant date that immediately follows the calendar year in which the Service Revenue Target has been achieved, and such vested options shall be exercisable through the later to occur of (i) the 6 month anniversary of the date such option vests, or (ii) the 6 month anniversary of the Separation Date (for the avoidance of doubt, if the Service Revenue Target is not achieved within 90 days of the Separation Date, all options under this award shall immediately terminate).
d.    With respect to the performance-based stock options granted pursuant to Executive’s February 12, 2018 Non-Qualified Stock Option Award Agreement, such unvested options shall remain outstanding until the Stock Option Vestable Portion (as defined in the award agreement) is determined by the Compensation Committee in the first quarter of 2019 and, following such determination, the Stock Option Vestable Portion of Executive’s award (if any) will accelerate and become immediately vested in full, and such vested options shall be exercisable for a period of six (6) months from the date of such vesting (for the avoidance of doubt, all options other than the Stock Option Vestable Portion shall immediately terminate following the Compensation Committee’s determination of the Stock Option Vestable Portion).
e.    The following outstanding unvested restricted shares of ASPS common stock (“Restricted Shares”) and ASPS Restricted Stock Units (“RSUs”) that are scheduled to vest prior to February 14, 2020 will accelerate on the Separation Date as indicated herein (3,098 RSUs under Executive’s February 12, 2018 Restricted Stock Unit Award Agreement, 3,750 Restricted Shares under Executive’s November 13, 2017 Restricted Share Award Agreement, 1,666 Restricted Shares under Executive’s July 27, 2017 Restricted Share Award Agreement, 502 Restricted Shares under Executive’s April 7, 2017 Restricted Share Award Agreement and 1,867 Restricted Shares under Executive’s April 15, 2015 Restricted Share Award Agreement).
f.    The unvested Restricted Shares and RSUs that have not accelerated pursuant to paragraph 4(vi)(e) above (the “Non-Accelerated Shares”) will remain outstanding following the Separation Date and if a Change of Control/Restructuring Event (as defined in the applicable award agreement) transaction closes prior to February 14, 2019 and the board of directors or compensation committee of ASPS or any successor entity determines, in connection with such Change of Control/Restructuring Event, to provide for the accelerated vesting and settlement of such RSUs or Restricted Shares and/or to cancel the outstanding unvested Restricted Shares and RSUs held by employees for consideration, such determination will apply to the Non-Accelerated Shares to the same extent as if Executive was still employed by the Company. In all other cases, including if a Change of Control/Restructuring Event

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transaction does not close prior to February 14, 2019, the Non-Accelerated Shares shall terminate on February 14, 2019.

Except as set forth in this paragraph 4, and in paragraph 7 below, nothing in this Agreement shall vary the terms of the applicable equity award agreements, which provisions shall govern the treatment of the equity in all other respects.

In accordance with Altisource’s Insider Trading Policy, Executive will be subject to the Company’s trading windows for a period of three (3) months following the Separation Date.

The Company will provide the benefits and make the payments described in this paragraph 4 in consideration and in exchange for Executive’ promises, representations, warranties, covenants, agreements, releases and other obligations set out in this Agreement and his adherence thereto.

5.Executive hereby (i) waives any and all rights to salary, incentive compensation and other benefits, whether earned or unearned, and whether due or to become due, from Altisource except for any amounts set forth in paragraph 4, base salary owed for the period worked through the Separation Date and unused annual leave for 2018 (if any); (ii) except as set forth in paragraph 4 above, waives any and all claims to any equity-based compensation granted, allocated, assigned or otherwise attributed to the employee prior to the date of this Agreement (whether vested or unvested) from Altisource, including any equity-based compensation that purports to give the employee the right to benefit from or participate in the appreciation or increase in value of, or profits or dividends from, any division, business unit or other sub-division of Altisource, including without limitation, any award granted, allocated, assigned or otherwise attributed to the employee and (iii) fully and forever releases and discharges from liability, and covenants not to sue Altisource or its officers, directors, managers, employees, counsel and agents and representatives of any sort, both present and former, for any and all claims, damages, actions and causes of action, arising from the beginning of time until the execution of the Agreement by Executive, whether in contract, tort, negligence or otherwise, in law or in equity, of every nature which Executive may ever have had, or now has, which are known or may subsequently be discovered by Executive arising out of, in connection with or related to Executive’s recruitment, hiring, employment with Altisource and/or separation from employment with Altisource, the acts or omissions of Altisource, including but not limited to any contracts, agreements and promises, written and oral; any and all claims of discrimination on account of sex, race, age, disability, color, national origin, religion, veteran status, marital status or sexual orientation and claims or causes of action based upon any equal employment opportunity laws, ordinances, regulations or orders, including but not limited to Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Rehabilitation Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Genetic Information Nondiscrimination Act and any other applicable antidiscrimination statutes whether under United States or Luxembourg law; claims for wrongful termination actions of any type; (such as claim for indemnity for non-pecuniary loss “indemnité pour préjudice moral”, indemnity for material injury “indemnité pour préjudice matériel”, indemnity for improper nature of the dismissal procedure “indemnité pour licenciement irrégulier pour vice de forme”),

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compensation or reinstatement in the event of nullity of the resignation, compensatory allowance for notice period “indemnité compensatoire de préavis”, and severance pay “indemnité de départ”), breach of express or implied covenant of good faith and fair dealing; intentional or negligent infliction of emotional distress; intentional or negligent failure to supervise, train, hire or dismiss; claims for fraud, misrepresentation, libel, slander or invasion of privacy and claim on salary arrears or overtime payment, compensation for legal or contractual holidays not taken by Executive, reimbursement of expenses, bonuses, commissions or premiums, entertainment expenses, options, warrants, relocation costs, contributions in a supplementary pension plan, other elements of the remuneration or salary, damages, allocation portion of profits, special advantages, etc, without exception nor reservation.
6.    Executive represents and covenants that he has not and will not remove from the Company premises any item belonging to Altisource, including files (neither hard nor soft), Confidential Information, or office equipment. Executive shall account for and return to the Company, on or before the Separation Date (or earlier date decided by the Company in its sole discretion) all Altisource property (including but not limited to iPhone, blackberry, laptop, documents and disks, equipment, keys and passes belonging to the Company which is or has been in the Executive’s possession or under the Executive’s control). Documents and disks shall include but not be limited to correspondence, files, emails, memos, reports, minutes, plans, records, surveys, software, diagrams, computer print-outs, floppy disks, manuals, customer documentation or any other medium for storing information. Executive represents and covenants that he has not and will not disclose or use any Confidential Information and/or trade secrets of Altisource. Executive shall keep all such Confidential Information confidential and not disclose or use the Confidential Information for any purpose, or divulge or disclose that Confidential Information to any person. Any breach, even minimal, of these obligations may constitute a serious offence, which may trigger a claim that may be exercised on the basis of civil, and/or criminal law. As used in this Agreement, “Confidential Information” means information: (i) disclosed to or known by Executive as a consequence of or through his employment with Altisource; (ii) not generally known outside Altisource; and (iii) which relates to any aspect of Altisource or its business or prospective business. By example and without limitation, Confidential Information includes, but is not limited to, any and all information of the following or similar nature, whether transmitted verbally, electronically or in writing: copyright, service mark and trademark registrations and applications; patents and patent applications; licenses; agreements; unique and special methods; techniques; procedures; processes; routines; formulas; know-how; trade secrets; innovations; inventions; discoveries; improvements; research proposals, development, test results or papers; specifications; technical data and/or information; software; models; sales figures; files; marketing plans; strategies; business plans, operations, expenses, customers, competitors and forecasts; customer, pricing, and financial information; budgets; methodologies; computer code and programs; compilations of information; reports; records; compensation and benefit information; customer, vendor, and supplier identities and characteristics; information provided to Altisource by a third party under restrictions against disclosure or use by Altisource or others; information designated secret or confidential by Altisource; and information of which unauthorized disclosure could be detrimental to the interests of Altisource, whether or not such information is identified as confidential information by Altisource.

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7.Executive acknowledges that during his time of employment he has been provided access to Confidential Information and Altisource’s clients, employees, customers and others with whom Altisource has formed valuable business arrangements. Executive shall not, for a period of twenty-four (24) months commencing on the Notice Date, directly or indirectly:
(i)Take any action that would interfere with, diminish or impair the relationships that Altisource has with its employees, clients and customers (whether current or prospective), and others with which Altisource has business relationships or to which services are rendered;
(ii)Recruit or otherwise solicit for employment or induce to terminate Altisource’s employment of or consultancy with, any person (natural or otherwise) who is or becomes an employee or consultant of Altisource or hire any such employee or consultant who has left the employ of Altisource within twenty-four (24) months after the Notice Date.
(iii) Solicit or attempt to solicit any business from any of Altisource’s present customers, or actively sought prospective customers, with whom Executive had material contact for purposes of providing products or services that are competitive with those provided by Altisource: provided that “material contact” is agreed to exist between Executive and each customer or potential customer: (a) with whom Executive dealt; (b) whose dealings with Altisource were coordinated or supervised by Executive; or (c) about whom Executive obtained Confidential Information in the ordinary course of business as a result of his association with Altisource; or
(iv)Assist, cause or authorize, directly or indirectly, any other person, partnership, association, corporation or other entity that Executive is employed by, consults with, obtains an ownership interest in, or in which he is materially involved in any manner as to the ownership, management, operation, or control of to engage in any of the foregoing.
Executive further expressly agrees and acknowledges that he is bound by his non-competition obligations under Article 9 of his Employment Contract for a period of one (1) year commencing on the Notice Date.
The restrictive covenants in this paragraph 7 shall supersede the two (2) year non-competition and non-solicitation covenants set forth in Executive’s equity award agreements and such provisions shall be deemed to be replaced in their entirety by this paragraph 7.
Any breach, even minimal, of these obligations may constitute a serious offence, which may trigger a claim that may be exercised on the basis of civil, and/or criminal law.
8.    Executive shall make himself reasonably available to Altisource at no cost and upon reasonable notice during business hours to respond to inquiries of Altisource and its advisors for a period of twenty-four (24) months from the Separation Date. During such period, Executive shall fully cooperate with Altisource and, upon reasonable notice, furnish any such information and assistance to Altisource, at Altisource’s expense, as may be required by Altisource in connection with Altisource’s defense or pursuit of any litigation, administrative action or investigation in which Altisource is or hereafter becomes a party or which Altisource undertakes. Executive’s duty of cooperation includes, but is not limited to: (i) meeting with Altisource’s attorneys by telephone or in person at mutually convenient times and places in order to state truthfully his recollection of events; (ii) appearing at Altisource’s reasonable request as a witness at

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depositions or trials, without the necessity of a subpoena, in order to state truthfully his knowledge of matters at issue; and (iii) signing at Altisource’s request declarations or affidavits that truthfully state matters of which Executive has knowledge. In addition, Executive agrees to notify the Altisource Chief Legal and Compliance Officer promptly of any requests for information or testimony that he receives in connection with any litigation or investigation, pending or threatened, relating to Altisource’s business.
9.    Executive shall not, either directly or indirectly, disclose, discuss or communicate to any entity or person, except his attorney and/or his immediate family, any information whatsoever regarding the negotiations leading to this Agreement, unless he is compelled to disclose such information pursuant to legal process, and only then after reasonable notice to the Company. Executive shall be responsible for assuring that his family and his attorney comply with the nondisclosure commitments of this paragraph. A breach by Executive’s family or his attorney will be considered a breach by Executive.
10.    Violation of any provision of this Agreement by Executive will entitle the Company, in addition to and not in limitation of any and all other remedies available to the Company at law or in equity, to recover any and all consideration provided to Executive pursuant to paragraph 4 of this Agreement. In addition, all payments and benefits made to Executive pursuant to this Agreement shall be subject to claw-back by Altisource to the extent required by applicable law or pursuant to any Altisource claw-back policy. Any Prohibited Action(s) by others who have learned the information from Executive will subject Executive to an action for breach of this Agreement. As used herein, “Prohibited Action” shall mean any action which is a violation of the obligations imposed on Executive under this Agreement.
11.    It is the intention of the Parties hereto that all questions with respect to the construction of this Agreement and the rights and liabilities of the Parties hereunder shall be determined in accordance with the laws of the Grand Duchy of Luxembourg. Any dispute with respect to the construction of this Agreement and the rights and liabilities of the Parties hereunder will be brought before the courts and tribunals in the district of Luxembourg City. Notwithstanding the foregoing, Executive irrevocably and unconditionally agrees that any action commenced by Altisource for preliminary and permanent injunctive relief or other equitable relief under this Agreement, may also be brought in a United States District Court or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the United States.
12.    Subject to the following sentence, this Agreement sets forth all the promises and agreements between them and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions, express or implied, oral or written, except as contained herein. Notwithstanding any term contained herein, Executive acknowledges and reaffirms his obligations in the Employee Intellectual Property Agreement and understands that those obligations remain effective following his separation from the Company.
13.    Both Parties acknowledge that they have had the opportunity to freely consult, if they so desire, with attorneys of their own choosing prior to signing this document regarding the contents and consequences of this document. The Parties understand that the payment and other matters agreed to herein are not to be construed as an admission of or evidence of liability for any violation of the law, willful or otherwise, by any person or entity.

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14.    Executive voluntarily, knowingly and without coercion enters into this Agreement.
15.    Each Party executes this Agreement in good faith.
16.    The construction of the covenants contained herein shall be in favor of their reasonable nature, legality, and enforceability, in that any reading causing unenforceability shall yield to a construction permitting enforceability. If any single covenant or clause shall be found unenforceable, it shall be severed and the remaining covenants and clauses enforced in accordance with the tenor of this Agreement. In the event a court should determine not to enforce a covenant as written due to overbreadth, said covenant shall be enforced to the extent reasonable, whether said revisions be in time, territory or scope of prohibited activities.
17.    In signing this Agreement, Executive acknowledges and certifies that: (i) he has carefully read and fully understands the provisions of this Agreement; (ii) the Company has, by this Agreement, advised him to consult with an attorney of his choice before signing this Agreement, and he has had an opportunity to do so; (iii) he has been allowed a reasonable period of time after receiving this Agreement (up to 21 days) in which to consider this Agreement before signing, and that if he signs this Agreement prior to the expiration of the twenty-one (21) day review period, he is voluntarily and knowingly waiving his twenty-one (21) day review period; and (iv) he agrees to the terms of this Agreement knowingly, voluntarily and without intimidation, coercion or pressure, and he intends to be legally bound by the Agreement.
18.    Executive may revoke this Agreement within seven (7) calendar days after he signs it. If he revokes it during that period, it will be null and void, and he will not be entitled to any of the benefits set forth in this Agreement. To revoke, Executive must ensure that written notice of revocation, sent by email, is received by Mr. Ritts, Chief Legal and Compliance Officer, at Gregory.Ritts@altisource.lu, by no later than 5:00 p.m. on the seventh calendar day after he signs the Agreement. If Executive does not revoke the Agreement during that seven-day revocation period, the effective date of the Agreement shall be the day after the seven-day period has expired.
19.    This Agreement is made in two originals, each Party acknowledging having received one original.

[Signatures appear on the following page]

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IN WITNESS WHEREOF, the Parties hereby voluntarily and knowingly enter into this Agreement.
ATTEST:

By:	/s/Kevin J. Wilcox	By:	/s/Joseph A. Davila
	Kevin J. Wilcox		Joseph A. Davila

ALTISOURCE S.À R.L.

		By:	/s/William Shepro
William B. Shepro
Manager

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